Exhibit 10.30
                             BILL OF SALE AGREEMENT



For value received, CoBank, ACB ("CoBank"), as secured party and pursuant to a UCC private sale of foreclosure, does hereby sell and transfer to Agrilink Foods, Inc. ("Agrilink"), the following described personal property of PF Acquisition II, Inc. d/b/a AgriFrozen Foods ("AgriFrozen"):

     (a) All frozen vegetable inventories and related supplies, ingredients and packaging materials, including without limitation, seed, raw materials, work in process, bulk goods, finished goods and merchandise, as such inventories were determined from AgriFrozen's accounting records as of 12:01 a.m. Pacific Time on January 28, 2001, and with respect to any of such inventories that have been sold after the above time and date, all proceeds from the sale of such inventories (including accounts and other payment rights arising from the sale of such inventories); and

     (b) to the extent subject to CoBank's security interest, all claims and causes of action against Pro-Fac Cooperative, Inc., a New York cooperative corporation ("Pro-Fac"), arising under the Marketing and Facilitation Agreement dated as of February 22, 1999 between
          AgriFrozen and Pro-Fac in respect of any over-payments by AgriFrozen to Pro-Fac pertaining to the 1999 or 2000 crop seasons (collectively "Property").

The above described Property has been sold by CoBank in the exercise of its rights as a secured party under a security agreement made by AgriFrozen in favor of CoBank. CoBank is neither a manufacturer nor distributor of, nor dealer or merchant in, said Property.

Agrilink and CoBank agree as follows:

     1. Agrilink promises to pay CoBank the amount of $31,603,880.00 (the "Purchase Price") for the Property described above. The Purchase Price is payable in two installments:

               (a)  $10,000,000 is due and payable on April 1, 2001; and

               (b)  the balance is due and payable on August 1, 2001.

     2. Agrilink's obligation to pay the Purchase Price will not accrue interest except as follows: (i) if AgriFrozen defaults in whole or in part in its obligation to pay to CoBank the amount of $3,896,120.00 on or before

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          April 1, 2001,  as required by Section 3(b) of that  certain  Default,
          Foreclosure, Forbearance and Use of Cash Collateral Agreement dated as of even date herewith (the "Forbearance Agreement") by and between AgriFrozen and CoBank, or (ii) if Agrilink fails to pay the Purchase Price at the times and in the amounts set forth in paragraphs 1(a) and 1(b) above. On the date of such an event of default, the unpaid portion of the Purchase Price shall begin accruing interest at the rate of 12% per annum based on a year consisting of 360 days until paid in full. In addition, such failure to pay (by either AgriFrozen or Agrilink) shall constitute a material event of default hereunder giving CoBank the right to demand immediate payment in full of the unpaid portion of the Purchase Price. If CoBank incurs fees or expenses to enforce this Bill of Sale Agreement, including collecting on the purchase obligations of Agrilink, Agrilink shall reimburse CoBank for all of CoBank's reasonable out of pocket costs and expenses, including without limitation, reasonable costs of legal counsel.

     3. CoBank agrees to bear the initial cost of any requirement of providing a bond or other surety that may be required by the Marion County, Oregon Circuit Court in the pending Oregon producer lien action, Stan Siefer, et al. v. AgriFrozen Foods, et al. in order to allow the sale provided for hereby, it being understood and agreed that CoBank specifically reserves and shall not be deemed to have waived or released any claims against any persons or entities, including AgriFrozen and Agrilink, for any damages that CoBank may sustain as a result of plaintiffs' assertion of such producer lien.

     4. If AgriFrozen is in default under the Forbearance Agreement or if Agrilink is in default hereunder, Agrilink acknowledges and agrees that CoBank may deny Agrilink from further access to the Mortgaged Collateral and Equipment (each as defined in the Forbearance Agreement), as well as to any other AgriFrozen property subject to or being used pursuant to the Service Agreement (as defined in the Forbearance Agreement) and CoBank shall have no liability to Agrilink other than to store and turn over such inventory Property at Agrilink's expense.


CoBank makes no warranty of title, enforceability or collectability of said Property and no warranty that said Property is free of liens or claims in favor of others except those producer liens referred to in paragraph 3 above and those liens that may be junior in priority to CoBank's liens. In addition, CoBank makes no warranty of merchantability in respect to said Property, which

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Property  is sold  in an "AS IS,  WHERE  IS"  condition,  with  all  faults.  By acceptance of delivery of said Property, Agrilink affirms that it has not relied on CoBank's skill or judgment to select or furnish said Property for any particular purpose, and that CoBank makes no warranty that said Property is fit for any particular purpose and that there are no representations or warranties, expressed, implied or statutory, that extend beyond the description of said Property above set forth. The sale herein of the inventory Property is a sale for resale. Sale taxes or the like, if any, shall be the responsibility of Agrilink.

This is a final and exclusive expression of the agreement of CoBank and Agrilink and no course of dealing or usage of trade or course of performance shall be relevant to explain or supplement any term expressed in this agreement.

By acceptance of delivery of said Property, Agrilink acknowledges that Agrilink has either examined said Property, and the books and records relating thereto as fully as desired, or has been given the opportunity for such examination and has refused to make such examination.

IN WITNESS WHEREOF, CoBANK, ACB and AGRILINK FOODS, INC. have executed this instrument this 16th day of February, 2001.

                             CoBANK, ACB


                             By:  /s/Robert E. Satrom
                                  ----------------------------------
                             Its: Senior Vice President
                                  ----------------------------------


                             AGRILINK FOODS, INC.


                             By:  /s/Earl L. Powers
                                  ----------------------------------
                             Its: Executive Vice President, Finance
                                  ----------------------------------